SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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HSW International, Inc.

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(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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HSW International, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 17, 2009

To The Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of HSW International, Inc. will be held on December 17, 2009 at 11:00 a.m., Eastern time, at our headquarters located at One Capital City Plaza, 3350 Peachtree Road, Suite 1600, Atlanta, Georgia 30326 for the following purposes:

1.	To elect eight directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.
To authorize the Board of Directors to implement, in its discretion, a reverse stock split of our outstanding shares of common stock with a range of one-half of a share to one-tenth of a share for each outstanding share of common stock, and to file an amendment to our Certificate of Incorporation to effect such a reverse stock split;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on Wednesday, November 18, 2009 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. If you plan to attend in person, please so indicate on the attached proxy.  To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose.  You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                            For the Board of Directors,

                            Gregory Swayne,
                            Chief Executive Officer

Atlanta, Georgia

December __, 2009

Your vote is important. In order to assure your representation at the meeting, please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope.

HSW INTERNATIONAL, INC.
PROXY STATEMENT
2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 17, 2009

General

The enclosed proxy is solicited on behalf of the Board of Directors of HSW International, Inc. (sometimes referred to as HSW International or HSWI) for use at the annual meeting of stockholders to be held Thursday, December 17, 2009 at 11:00 a.m., Eastern time, at our headquarters located at One Capital City Plaza, 3350 Peachtree Road, Suite 1600, Atlanta, Georgia 30326, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 2008, including financial statements, were first mailed on or about __________, December __, 2009 to all stockholders entitled to vote at the meeting.

The purposes of the meeting are:

1.	To elect eight directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.
To authorize the Board of Directors to implement, in its discretion, a reverse stock split of our outstanding shares of common stock with a range of one-half of a share to one-tenth of a share for each outstanding share of common stock, and to file an amendment to our Certificate of Incorporation to effect such a reverse stock split.

3.	To ratify the appointment of Pricewaterhouse Coopers LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date and Shares Outstanding

Stockholders of record at the close of business on Wednesday, November 18, 2009 are entitled to notice of and to vote at the meeting. At the record date, 53,698,292 shares of our common stock were issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

•	Filing with the Corporate Secretary of HSWI, at or before the taking of the vote at the meeting, a written notice of revocation bearing a later date than the proxy;

•	Duly executing a later-dated proxy relating to the same shares and delivering it to the Corporate Secretary of HSWI at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

Any written notice of revocation or subsequent proxy should be delivered to HSWI, Attention: Corporate Secretary, One Capital City Plaza, 3350 Peachtree Road, Suite 1600, Atlanta, Georgia 30326 or hand-delivered to the Corporate Secretary before the taking of the vote at the meeting.

Voting

Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the meeting. Abstentions are considered shares present and entitled to vote and, therefore, have the same legal effect as a vote against a matter presented at the meeting. Any shares represented at the meeting but held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes but will be considered for purposes of determining the presence of a quorum.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by HSWI. In addition, we might reimburse banks, brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.

Deadline for Receipt of Stockholder Proposals

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws, as amended and restated on December 13, 2007, a copy of which was filed as Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on December 18, 2007. Because we did not receive any stockholder proposals to be presented at our 2009 annual meeting of stockholders, in accordance with our bylaws, only the items of business described above will be presented for consideration at the 2009 annual meeting of stockholders.

Under SEC rules, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2010 annual meeting of stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by August 4, 2010.  If a proposal is raised after October 16, 2010, management’s proxies at the 2010 meeting may use their discretion in voting on that matter.

Under our bylaws, in order for a stockholder to bring any business before a stockholder meeting, the stockholder must provide timely notice thereof to our Corporate Secretary at our principal executive offices.  Timely notice for the 2010 annual meeting of stockholders requires notice to be delivered to our Corporate Secretary not earlier than September 18, 2010 nor later than October 16, 2010; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after December 17, 2010, notice by the stockholder must be delivered not later than 90 days prior to such annual meeting and not later than the close of business on the later of 60 days prior to such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made.

PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees

A board of eight directors is to be elected at the meeting. Unless a proxy is marked to withhold authority to vote, the proxy holders will vote the proxies received by them for the nominees named below.  All of our current directors are nominees to be elected at the 2009 annual meeting of stockholders other than Mr. Henry Adorno who, on September 28, 2009, informed the Board that he will not stand for re-election at the meeting, and Mr. Bruce Campbell, who on November 18, 2009, informed the Board that he will not stand for re-election at the meeting.  Each of the nominees has consented to be named in this proxy statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and until a successor has been elected and qualified.

The Board of Directors unanimously recommends voting “FOR” the nominees listed below.

The name of and certain information regarding each nominee to the Board and current director not standing for re-election as of November 18, 2009, is set forth below, based on data furnished to us by that director or nominee. There are no family relationships among directors, director nominees or executive officers of HSWI. The business address for each nominee for matters regarding HSWI is One Capital City Plaza, 3350 Peachtree Road, Suite 1600, Atlanta, Georgia 30326.

Director Nominee Director Since	Age	Position(s) With HSWI
Jeffrey T. Arnold March 14, 2006	39	Chairman of the Board of Directors

Theodore P. Botts October 2, 2007	64	Director

Boland T. Jones October 2, 2007	49	Director

Arthur Kingsbury December 14, 2007	61	Director
Kai-Shing Tao October 2, 2007	32	Director

Director Nominee	Age	Position(s) With HSWI

Scott Booth	41	None
Michael Cascone	36	None
Greg Swayne	51	Chief Executive Officer

Director Not Standing for Re-Election Director Since	Age	Position(s) With HSWI

Henry N. Adorno October 2, 2007	61	Principal Executive Officer, Vice Chairman and Director through September 2009; Director thereafter
Bruce Campbell December 14, 2007	41	Director

Jeffrey T. Arnold, age 39, has served as a member and Chairman of HSWI’s Board of Directors since 2006. Mr. Arnold served as the president and chief executive officer of HSWI until October 2, 2007. Mr. Arnold has a proven track record in creating successful business enterprises. Mr. Arnold's most recent venture is The Convex Group, which includes HowStuffWorks, Inc. and was acquired by Discovery Communications, LLC (or Discovery) in December 2007. Mr. Arnold is presently Chief of Global Digital Strategy for Discovery Communications and Chairman Emeritus for HowStuffWorks.  Prior to starting The Convex Group, Mr. Arnold was founder and CEO of WebMD, an ehealthcare company seeking to transform healthcare into a more accessible, efficient and innovative system utilizing the Internet.

Between August 1998 and September 2000, Mr. Arnold negotiated over ten acquisitions, growing WebMD from 60 people and $75,000 in annual revenues to over 5,000 people and 2001 revenues of close to $1 billion. Additionally, at WebMD Mr. Arnold raised over $1.5 billion in public and private capital in a 12 month period, negotiated over 100 strategic partnerships with both established Fortune 500 and emerging companies and established a strong operational management team. Prior to founding WebMD, Mr. Arnold was chairman and CEO of Quality Diagnostic Services (QDS), a cardiac arrhythmia monitoring company, which he founded in 1994. After growing QDS to one of the nation's largest cardiac-event monitoring companies, he sold QDS to Matria Healthcare for $25 million in 1998. In 1997, Mr. Arnold started Endeavor Technologies, Inc. to explore enhanced applications for Internet and computer telephony services. Endeavor, with the proceeds from the sale of QDS, became WebMD in August 1998.

Theodore P. Botts, age 64, has served as a member of HSWI's Board of Directors since 2007.  He is also President of Kensington Gate Capital, LLC, a private corporate finance advisory firm. From July 2007 until September 2008, Mr. Botts served as Chief Financial Officer of StereoVision Entertainment, Inc.  Since 2002 until its merger with HSW International, Mr. Botts served on INTAC International's board of directors as chairman of the audit committee. Prior to 2000, Mr. Botts served in executive capacities at UBS Group and Goldman Sachs.  Mr. Botts is also a member of the Board of Trustees and head of development for REACH Prep, a non-profit organization serving the educational needs of underprivileged African-American and Latino children in Fairfield and Westchester counties since 2003. Mr. Botts graduated with honors from Williams College and received a MBA from the NYU Graduate School of Business Administration.

Boland T. Jones, age 49, has served as a member of HSWI's Board of Directors since 2007.  He is also Chairman and Chief Executive Officer of Premiere Global Services, Inc. Prior to founding Premiere Global Services, Inc. in 1991, Mr. Jones served as Chairman, Chief Executive Officer and President of American Network Exchange, a diversified transmission provider specializing in niche markets.  Mr. Jones has received numerous awards during his career, including being named Ernst & Young Entrepreneur of the Year Southeast Region. Mr. Jones is also actively involved in a number of community programs in education, cancer research and the arts. Mr. Jones graduated with a degree in finance from Miami University in Ohio, where he remains active as a guest lecturer and teacher at the University's Entrepreneurship Resource Center.

Arthur F. Kingsbury, age 61, has served as a member of HSWI's Board of Directors since 2007.  He is currently a private investor.  Mr. Kingsbury has over thirty-five years of business and financial experience in the media and communications sectors. His experience includes financial, senior executive and director positions at companies engaged in newspaper publishing, radio broadcasting, database publishing, internet research, cable television and cellular telephone communications. Specific positions included President and COO of VNU-USA, Inc., Vice Chairman and COO of BPI Communications, Inc., and CFO of Affiliated Publications, Inc.  Mr. Kingsbury has served as a director on the boards of three other publicly traded companies, NetRatings (NASDAQ), Affiliated Publications (NYSE-listed publisher of the Boston Globe), and McCaw Cellular (NASDAQ), and currently serves on the boards of Dolan Media (NYSE) and Solera Holdings (NYSE).  Mr. Kingsbury holds a BSBA in Business Administration from Babson College.

Kai-Shing Tao, age 32, has served as a member of HSWI's Board of Directors since 2007.  He is also Chairman and Chief Investment Officer of Pacific Star Capital, a private investment group. Prior to founding Pacific Star Capital, Mr. Tao was a Partner at FALA Capital Group, a single family investment office, where he headed the global liquid investments outside the operating companies.  Mr. Tao is also a member of the Real Estate Roundtable and US-China and US-Taiwan Business Council. Mr. Tao graduated from the New York University Stern School of Business.

Nominees for Director

Scott Booth , age 41, was recommended for consideration for nomination to the HSWI Board by Mr. Tao.  Mr. Booth is the Managing Partner for Eastern Advisors, LLC, an investment fund that invests in public and private companies.

Michael Cascone, age 36, became the COO of Discovery Digital Media in 2009 after leading HowStuffWorks.com since 2006.  In addition, Mr. Cascone continues to serve as General Manager of HowStuffWorks.com.  In these roles, he is responsible for the day-to-day operations of the company and is involved in shaping the company strategy.  Prior to joining HowStuffWorks.com, Mr. Cascone was an officer at Homestar Runner, an online publishing company and original animation series, where he ran operations, business development, and marketing.  He previously founded and was president of an online technology company, and worked in corporate finance in the technology and business services group at the investment bank Robinson-Humphrey.  Mr. Cascone received a BA in English from Georgetown University and an MBA in Strategy and Finance from Emory University.

Gregory Swayne, age 51, has been HSW International’s Chief Executive Officer since September 2009 and was our President and Chief Operating Officer since October 2007.  Prior to joining HSW International in 2006, Mr. Swayne led HowStuffWorks, Inc., which has since been acquired by Discovery Communications, as President and Chief Operating Officer and was a member of the management teams of The Convex Group and N2 Broadband.  Mr. Swayne was the co-founder and President of publicly-listed A.D.A.M., Inc. and its predecessor Medical Legal Illustrations, Inc.  A.D.A.M. provides health information services and benefit management solutions through its online offerings to healthcare organizations, employers, benefit brokers, consumers and the educational market.  Mr. Swayne holds a Bachelor of Arts from the University of South Carolina and a Master of Science in Medical Illustration from the Medical College of Georgia.

Directors Not Standing for Re-election

Henry N. Adorno, age 61, has served as a member of our Board of Directors since 2007 and served as Vice Chairman from 2007 until September 2009. Mr. Adorno is also the founder and President of Adorno & Yoss, the largest certified minority-owned law firm in the country, with over 270 practicing attorneys. Mr. Adorno began his career working with the Dade County Attorney's Office in the Major Crimes Division. He later served as the Chief Assistant to State Attorney Janet Reno.  Beyond his professional responsibilities, Mr. Adorno is the Chair of Our Kids, a non-profit organization which utilizes community outreach to manage child welfare and protection for abused, abandoned, and neglected children. Mr. Adorno holds a Bachelor of Arts Degree and a Juris Doctor, both from the University of Florida. Mr. Adorno is a member of the American Bar Association, The Florida Bar Association, and the Miami Business Forum.

Bruce Campbell, age 41, has served as a member of HSWI's Board of Directors since 2007.  He is currently President of Digital Media and Corporate Development at Discovery where he directs worldwide business development, including acquisitions, joint ventures and all major business transactions. His responsibilities include the development of new distribution platforms for original content, the creation of digital media extensions for Discovery's stable of brands and oversight of digital media services.  Before joining Discovery in 2007, Mr. Campbell was Executive Vice President, Business Development at NBC Universal, where he was responsible for strategic planning, acquisitions and divestitures, joint ventures and portfolio investments. Prior to his time at NBC, Mr. Campbell was a lawyer at O'Melveny & Myers LLP.  Mr. Campbell has served on the boards of the A&E Television Networks, National Geographic International, Universal Orlando Theme Parks and MSNBC.com. He is a graduate of Princeton University and Harvard Law School.

Required Vote

The eight nominees receiving the highest number of affirmative votes of the common stock present or represented and entitled to be voted for them shall be elected as directors. Abstentions or votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election under Delaware law.

CORPORATE GOVERNANCE MATTERS

Director Independence

Our Board of Directors is currently composed of seven directors, four of whom our Board has determined to be independent within the meaning of the Nasdaq Marketplace Rules.  These four directors are Messrs. Botts, Jones, Kingsbury and Tao.  As part of such determination of independence, our Board has affirmatively determined that none of these directors have any relationship with HSWI that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors.

Board Meetings and Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee and Governance Committee.

The Nasdaq Marketplace Rules and SEC rules and regulations require that (1) upon listing, one member of each of the Audit and Compensation Committees be an independent director as defined by the Nasdaq Marketplace Rules and, in the case of the Audit committee, SEC rules, (2) within 90 days of listing, a majority of the members of each such committee be independent directors and (3) within one year of listing, each such committee be composed entirely of independent directors.  Each of the Audit and Compensation Committees is currently composed entirely of independent directors.

The Audit Committee’s purpose is to oversee the qualifications, performance and independence of HSWI’s independent auditors, the integrity of its financial statements and disclosures, the performance of its internal audit function and internal controls, and compliance with legal and regulatory requirements.  The Audit Committee currently consists of Theodore P. Botts (Chairman), Boland T. Jones, Kai-Shing Tao and Arthur Kingsbury.  The Board has determined that Mr. Botts qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K promulgated by the SEC.

The Compensation Committee is responsible for assisting the Board of Directors in monitoring performance and evaluating compensation of HSWI’s executive officers, and producing an annual report on executive compensation for inclusion in the HSWI proxy statement.  The Compensation Committee currently consists of Kai-Shing Tao (Chairman), Theodore P. Botts and Arthur Kingsbury.

The Nominating and Governance Committee is responsible for recommending to the Board of Directors individuals qualified to serve as directors of HSWI and on committees of the Board, and advising and overseeing the Board with respect to Board composition, committees and procedures.  The Committee is also responsible for developing and recommending to the Board of Directors a set of corporate governance principles, and resolving conflicts pursuant to the Amended and Restated Consulting Agreement with Jeffrey Arnold.  The Nominating and Governance Committee currently consists of Arthur Kingsbury (Chairman), Theodore P. Botts and Boland T. Jones.

The charters for our Board committees, which have been adopted by the Board, contain detailed descriptions of the committees’ duties and responsibilities and are available under the Corporate Governance section on our website at www.hswinternational.com.

In addition to the meetings held by the above-referenced committees, the independent non-employee members of the Board of Directors regularly meet in executive session without any executive officers present, to evaluate the performance of management, and other appropriate matters.

Information Regarding Meetings

During 2008, the Board of Directors held nine meetings and acted by written consent two times.  The Compensation Committee held 11 meetings and did not act by written consent; the Audit Committee held six meetings and did not act by written consent; and the Nominating and Governance Committee held four meetings and did not act by written consent.  No director attended fewer than 75% of the aggregate of all 2008 meetings of the Board of Directors.   No director other than Mr. Jones attended fewer than 75% of the aggregate of all 2008 meetings of the standing committees on which he served.  It is our policy to strongly encourage all directors to attend the annual meetings of stockholders.

Selection of Nominees for the Board of Directors

The Nominating and Governance Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board and the selection of new directors to serve on our Board.  Although the committee has not formulated any specific minimum qualifications for director candidates, it has determined that desirable characteristics include strength of character, mature judgment, career specialization, relevant technical skills, diversity and independence.

In addition, the committee is responsible for establishing the procedures for our stockholders to nominate candidates to the Board of Directors.  For stockholder nominations to be properly brought before an annual meeting by a stockholder, the stockholder must have given proper and timely notice thereof in accordance with our bylaws.  To be timely for an annual meeting, a stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 60 or more than 90 days prior to the first anniversary of the date on which we mailed our proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days or delayed by more than 60 days from such an anniversary date, notice by the stockholder to be timely must be determined not earlier than 90 days prior to such annual meeting and not later than the close of business on the later of 60 days prior to such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made.  The Nominating and Governance Committee will evaluate a nominee recommended by a stockholder in the same manner in which the committee evaluates nominees recommended by other persons.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is designed to promote high standards of ethical conduct by our directors and employees. The Code requires that our directors and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in HSWI’s best interest. It includes a code of ethics for our chief executive officer, chief financial officer, chief accounting officer or controller, and persons performing similar functions.

As a mechanism to encourage compliance with the Code of Business Conduct and the Code of Ethics, we have established procedures to receive, retain, and address complaints received regarding accounting or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner.

In addition, the Board of Directors routinely reviews its own performance to ensure that the Board is acting in the best interests of HSWI and its stockholders.

Our Code of Business Conduct and Ethics is available for review under the Corporate Governance section on our website at www.hswinternational.com.

Communications with the Board of Directors

To communicate with the Board of Directors, any individual Director or any group or Committee of Directors, correspondence should be addressed to the Board of Directors or any such individual Director or group or Committee of Directors by either name or title. If by mail, such correspondence should be sent to:

Corporate Secretary
HSW International, Inc.
One Capital City Plaza
3350 Peachtree Road, Suite 1600
Atlanta, GA 30326

All communications will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to HSW International's Board of Directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board of Directors or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the Board of Directors.

The Corporate Secretary will not forward or respond to junk mail, job inquiries, business solicitations, complaints by users or customers with respect to ordinary course of business customer service, offensive or otherwise inappropriate materials.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 on our equity compensation plans currently in effect.
Plan Category	(a) Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Related in Column (a))
Equity compensation plans approved by security holders	7,603,456		$6.30	896,544
Equity compensation plans not approved by security holders	0	$	N/A	0
Total	7,603,456		$6.30	896,544

PROPOSAL TWO

AUTHORIZATION OF THE BOARD TO IMPLEMENT, IN ITS DISCRETION, A REVERSE STOCK SPLIT

We are asking our stockholders to authorize the Board to implement, in its discretion, a reverse split of our outstanding common stock.

Our common stock is quoted on The Nasdaq Global Market under the symbol “HSWI”.  For our common stock to continue to be quoted on the Nasdaq Global Market, we must satisfy various listing maintenance standards established by Nasdaq.   Among other things, our common stock must have a minimum bid price of at least $1.00 per share.

Under Nasdaq’s listing maintenance standards, if the closing bid price of shares of our common stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of 10 consecutive trading days during the 180 calendar days following notification by Nasdaq, Nasdaq may delist our common stock from trading on The Nasdaq Global Market. In that event, our common stock would trade on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. These alternative markets are generally considered to be markets that are less efficient and less broad than The Nasdaq Global Market or The Nasdaq Capital Market. We are not currently in compliance with the closing bid price standard, and we have until March 15, 2010, to regain compliance or be delisted.  Alternatively, HSWI might be eligible for an additional 180-day grace period if it meets the initial listing standards, with the exception of bid price, for The Nasdaq Capital Market.  To avail itself of this option, HSWI will need to submit an application to transfer its securities to The Nasdaq Capital Market.

In response to our common stock minimum bid price of less than $1.00, the Board considered and has authorized a proposed amendment to our Amended and Restated Certificate of Incorporation, to effect a reverse stock split, at the sole discretion of the Board pursuant to Section 242(c) of the Delaware General Corporation Law, to be implemented for the purpose of increasing the market price of our common stock above The Nasdaq Global Market’s minimum bid requirement.

The Board unanimously adopted a resolution declaring it to be in the best interests of the Company and its shareholders that the stockholders authorize the Board (i) to implement, in the Board’s discretion within one year of the stockholders’ approval, a reverse stock split of the Company’s outstanding shares of common stock and (ii) file an amendment to our Amended and Restated Certificate of Incorporation to effectuate the reverse stock split.  The Board also unanimously recommended that this proposal be presented to our stockholders for approval. Stockholders are now being asked to authorize the Board (i) to implement, in its discretion and within one year of the stockholders’ approval, a reverse stock split of our common stock whereby the number of authorized and outstanding shares of common stock would be reduced proportionately by the reverse split ratio, and (ii) to amend our Amended and Restated Certificate of Incorporation to effectuate the reverse stock split.  Upon receiving stockholder approval, the Board will have the discretion for one year from the date of the 2009 Annual Meeting to effectuate a reverse stock split at a ratio of the number of shares of common stock between and including two and ten, which will be combined, converted and exchanged into one share of common stock and to direct our officers to execute and file an amendment to our Amended and Restated Certificate of Incorporation specifying the reverse stock split ratio. The Board may elect not to effectuate the reverse stock split.

    The following table demonstrates the number of shares of common stock that would be authorized, issued and outstanding, authorized and reserved and authorized and unreserved and unissued following the effective date of a reverse stock split of HSWI’s common stock:

	Common Stock Authorized	Common Stock Issued and Outstanding*	Common Stock Authorized and Reserved*	Common Stock Authorized and Unreserved and Unissued*
Current	200,000,000	53,698,292	8,500,000	137,801,708
Assuming 1 for 2 reverse stock split	200,000,000	26,849,146	4,250,000	168,900,854
Assuming 1 for 3 reverse stock split	200,000,000	17,899,430	2,833,333	179,267,237
Assuming 1 for 4 reverse stock split	200,000,000	13,424,573	2,125,000	184,450,427
Assuming 1 for 5 reverse stock split	200,000,000	10,739,658	1,700,000	187,560,342
Assuming 1 for 6 reverse stock split	200,000,000	8,949,715	1,416,666	189,633,619
Assuming 1 for 7 reverse stock split	200,000,000	7,671,184	1,214,285	191,114,531
Assuming 1 for 8 reverse stock split	200,000,000	6,712,286	1,062,500	192,225,214
Assuming 1 for 9 reverse stock split	200,000,000	5,966,476	944,444	193,089,080
Assuming 1 for 10 reverse stock split	200,000,000	5,369,829	850,000	193,780,171

* Common Stock outstanding and reserved is measured as of November 18, 2009.  8,500,000 shares are currently reserved for issuance pursuant to HSWI’s equity compensation plans.

Please note that the number of shares of common stock authorized will remain unchanged following the reverse stock split, which will have the effect of increasing the number of authorized but unissued shares of common stock available for future issuance.  HSWI has no current plans, proposals or arrangements to issue any of these authorized and unreserved/unissued shares.

The Board believes that stockholder approval of multiple potential exchange ratios (rather than a single exchange ratio) provides the flexibility to achieve the desired results of the reverse stock split. If the stockholders approve this proposal, the reverse stock split would be effected, if at all, only upon a determination by the Board that the reverse stock split is in the best interests of the stockholders at that time. In connection with any determination to effect a reverse stock split, the Board would set the timing for such a split, select the specific ratio from among the ratios set forth herein, and amend our Amended and Restated Certificate of Incorporation to effectuate the reverse stock split. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. The Board reserves its right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our stockholders.

Reasons for the Reverse Stock Split

The Board believes that a reverse stock split may be desirable for two reasons. The primary reason the reverse stock split is being proposed is to attempt to maintain the eligibility of our common stock for listing on The Nasdaq Global Market and avoid delisting. Second, the Board believes a reverse stock split could improve the marketability of our common stock. The Board believes that a reverse stock split will result in the market price of our common stock rising to the level necessary to satisfy the $1.00 minimum market price continued listing requirement. However, our common stock may not remain equal to or in excess of $1.00 for a substantial period of time. The market price of our common stock is also based on other factors in addition to the number of shares outstanding, including our future performance.

The Board also believes that the increased market price of our common stock expected as a result of a reverse stock split could improve the marketability of our common stock and encourage interest and trading in the common stock. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. However, it should be noted that a reverse stock split would decrease the total number of shares outstanding, which may impact our liquidity. In addition, if a reverse stock split is implemented, holders of fewer than 100 shares of common stock after the reverse stock split is effected may be charged brokerage fees that are proportionately higher than holders of more than 100 shares of common stock. The Board is hopeful that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of our common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Risk Factors Associated with the Reverse Stock Split

The effect of the reverse stock split upon the market prices for our common stock is difficult to predict, and a decline in the market price of our common stock after the reverse stock split might result in a greater percentage decline than would occur in the absence of a reverse stock split.

Stockholders should note that the effect of the reverse stock split upon the market prices for our common stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of our common stock after the reverse stock split is implemented will be two to ten times, as applicable, the price for shares of the common stock immediately prior to the reverse stock split. Furthermore, the proposed reverse stock split might not achieve the desired results that have been outlined above. Any reverse stock split might adversely impact the market price of our common stock, and any increased price per share of the common stock immediately after the reverse stock split might not be sustained for any prolonged period of time.

If the reverse stock split is effected and the market price of our common stock declines, the percentage decline might be greater than would occur in the absence of a reverse stock split. The market price of our common stock, however, also is based on our performance and other factors, which are unrelated to the number of shares outstanding.

The reduction in the number of shares outstanding might have an adverse impact on some stockholders who would own “odd-lots” of shares following the reverse stock split, might be construed as having an anti-takeover effect and might adversely affect the liquidity of our common stock.

If implemented, a reverse stock split might result in some stockholders owning “odd-lots” of less than 100 shares of common stock, particularly as the ratio for the reverse stock split increases. Brokerage commissions and other costs of transactions in odd-lots might be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares. The reduction in the number of shares outstanding would also result in an effective increase in the number of authorized but unissued shares of common stock, which might be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our Amended and Restated Certificate of Incorporation or Bylaws. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Effects of the Reverse Stock Split on Voting Rights

Proportionate voting rights and other rights of the holders of our common stock would not be affected by the reverse stock split, other than as a result of the payment of cash in lieu of fractional shares as described below. For example, a holder of 1% of the voting power of the outstanding shares of our common stock immediately prior to the effective time of the reverse stock split would continue to hold 1% of the voting power of the outstanding shares of our common stock after the reverse stock split. Although the reverse stock split would not affect the rights of stockholders or any stockholder’s proportionate equity interest in our company, subject to the treatment of fractional shares, the number of authorized shares of our common stock would not be reduced and would increase significantly the ability of the Board to issue authorized and unissued shares without further stockholder action. The number of stockholders of record would not be affected by the reverse stock split, except to the extent that any stockholder holds only a fractional share interest and receives cash for that interest after the reverse stock split.

Effect of the Reverse Stock Split on Stock Option Plans

The reverse stock split would reduce the number of shares of our common stock available for issuance under our stock option plans in proportion to the exchange ratio of the reverse stock split.

We have outstanding stock options and warrants to purchase shares of common stock. Under the terms of the outstanding stock options and warrants, the reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of the stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of the outstanding stock options and warrants. In connection with the reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

Effective Date

The reverse stock split would become effective as of 5:00 p.m. Eastern time on the date of filing of the amendment to our Amended and Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date of the reverse stock split, not less than two and not more than five shares, as applicable, of common stock issued and outstanding immediately prior that effective date will be, automatically and without any action on the part of the stockholders, combined, converted and changed into one share of common stock in accordance with the ratio of the reverse stock split determined by the Board within the limits set forth in this proposal.

Payment for Fractional Shares

No fractional shares of common stock would be issued as a result of the reverse stock split. In lieu of any fractional share interest, each holder of common stock who, as a result of the reverse stock split would otherwise receive a fractional share of common stock, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of HSWI’s common stock on the effective date of the reverse stock split as reported on The Nasdaq Global Market by (ii) the number of shares of HSWI’s common stock held by a holder that would otherwise have been exchanged for a fractional share interest. This amount would be issued to the holder in the form of a check in accordance with the exchange procedures outlined under “Exchange of Stock Certificates” below. Holders of as many as nine shares (if HSWI were to implement a 10-for-1 reverse stock split) of HSWI’s common stock would be eliminated as a result of the payment of fractional shares in lieu of any fractional share interest in connection with the reverse stock split. The exact number of stockholders that would be eliminated as a result of the payment of fractional shares in lieu of the issuance of any fractional share interests will depend on the reverse stock split ratio and the number of stockholders that hold a number of shares less than the reverse stock split ratio.

Exchange of Stock Certificates

Shortly after the effective date of the reverse stock split, each holder of an outstanding certificate theretofore representing shares of our common stock will receive from our transfer agent for the reverse stock split instructions for the surrender of the certificate to the transfer agent. The instructions will include a form of transmittal letter to be completed and returned to the transfer agent. As soon as practicable after the surrender to the exchange agent of any certificate that prior to the reverse stock split represented shares of our common stock, together with a duly executed transmittal letter and any other documents the exchange agent may specify, the exchange agent shall deliver to the person in whose name the certificate had been issued certificates registered in the name of that person representing the number of full shares of common stock into which the shares of common stock previously represented by the surrendered certificate shall have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share interest. Each certificate representing shares of common stock issued in connection with the reverse stock split will continue to bear any legends restricting the transfer of the shares that were borne by the surrendered certificates representing the shares of common stock. Until surrendered as contemplated herein, each certificate which immediately prior to the reverse stock split represented any shares of common stock shall be deemed at and after the reverse stock split to represent the number of full shares of common stock contemplated by the preceding sentence.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate which prior to approval of the reverse stock split represented any shares of common stock, except that if any certificates of common stock are to be issued in a name other than that in which the certificates for shares of common stock surrendered are registered, it shall be a condition of the issuance that (i) the person requesting the issuance shall pay to us any transfer taxes payable by reason thereof (or prior to transfer of the certificate, if any) or establish to our satisfaction that the taxes have been paid or are not payable, (ii) the transfer shall comply with all applicable federal and state securities laws, and (iii)

the surrendered certificate shall be properly endorsed and otherwise be in proper form for transfer.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to the reverse stock split.

Accounting Matters

The reverse stock split will not affect the par value per share of our common stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to our common stock on its balance sheet will be reduced proportionately based on the reverse stock split ratio selected by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of our common stock will be restated because there will be fewer shares of our common stock outstanding.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of material U.S. federal income tax consequences of the reverse stock split, and does not purport to be a complete discussion of all of the possible U.S. federal income tax consequences of the reverse stock split. The summary assumes that the pre-reverse stock split shares were, and the post- reverse stock split shares will be, held as "capital assets" as defined in the Internal Revenue Code of 1986, as amended, referred to as the Code, which generally means property held for investment. It does not address stockholders subject to special rules, such as non-U.S. stockholders, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect the mark-to-market method of accounting, mutual funds, S corporations, partnerships or other pass-through entities, U.S. persons with a functional currency other than the U.S. dollar, stockholders who hold the pre-reverse stock split shares as part of a straddle, hedge, integration, constructive sale or conversion transaction, stockholders who hold the pre-reverse stock split shares as qualified small business stock within the meaning of Section 1202 of the Code, stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon the provisions of the U.S. federal income tax law as of the date hereof, which is subject to change, possibly with retroactive effect. It does not address tax considerations under state, local, non-U.S, and non-income tax laws. Furthermore, HSWI has not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. Assuming the reverse stock split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor, excluding any portion of the stockholder’s basis allocated to fractional shares, and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged.

Except for any stockholder deemed to be a material enough owner to be part of a control group with respect to our stock, a holder of the pre-reverse stock split shares who receives cash in lieu of a fractional share interest in the post-reverse stock split shares generally will be treated as if the fractional share were issued and then immediately redeemed for cash.  Such holder will recognize gain or loss equal to the difference between the cash received and the portion of the tax basis of the pre-reverse stock split shares allocated to the fractional share interest. This gain or loss will be a capital gain or loss, and will be long term capital gain or loss if the pre-reverse stock split shares were held for more than one year, and short term capital gain or loss if the shares were held for one year or less, as of the effective date.

In the case of any material stockholder deemed to be a part of a control group, it is uncertain whether the foregoing treatment of fractional share proceeds as a redemption would apply, especially if the stockholder’s relative proportionate ownership in HSWI is greater after the reverse split than beforehand.  Such stockholder should consult its own tax advisors regarding whether proceeds from any fractional shares would be taxable as a redemption as above or as a corporate distribution from HSWI pursuant to Section 301 or 356 of the Code.

Information reporting and backup withholding at a current rate of 28% may apply to any cash payments to a noncorporate stockholder in lieu of a fractional share interest in the post-reverse stock split shares, unless a correct taxpayer identification number is furnished and such stockholder certifies that the stockholder (i) is not subject to backup withholding on the substitute Internal Revenue Service Form W-9 or successor form included in the letter of transmittal or (ii) is otherwise exempt from backup withholding.  Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against such stockholder’s U.S. federal income tax liability if the required information is furnished to the Internal Revenue Service.

    TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT DEPEND UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHODLER.  ACCORDINGLY, EACH STOCKHOLDER IS ADVISED TO CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM, HER OR IT OF A REVERSE STOCK SPLIT.

Required Vote; Recommendation of the Board of Directors

The affirmative vote of a majority of the outstanding shares of stock of HSWI is necessary to approve this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” AUTHORIZATION OF THE BOARD TO IMPLEMENT, IN ITS DISCRETION, A REVERSE STOCK SPLIT

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2009, and recommends that stockholders vote for ratification of such appointment.  Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it believes that doing so would be in our best interests and the best interests of our stockholders.  In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.

PricewaterhouseCoopers became our independent registered public accounting firm in June 2009. Representatives of PricewaterhouseCoopers are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Approval of the ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote and be present or represented at the meeting.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal.  While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 18, 2009 for the following:

 •            Each person or entity known to own beneficially more than 5% of the outstanding common stock;

 •            Each director and nominee for director;

 •            Each of the executive officers named in the Summary Compensation table; and

 •            All current executive officers and directors as a group.

Applicable percentage ownership is based on 53,698,292 shares of common stock outstanding as of November 18, 2009, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after November 18, 2009, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person. The address of each executive officer and director is c/o HSW International, Inc., One Capital City Plaza, 3350 Peachtree Road, Suite 1600, Atlanta, Georgia 30326.  For information relating to beneficial owners of greater than 5% of our common stock who are not insiders, we rely upon the reports filed by such persons or entities on Schedule 13G.

Name of Beneficial Owners	Number of Shares Beneficially Owned	Percentage of Ownership

Discovery Communications, Inc.(1)	23,690,727	44.1%
One Discovery Place
Silver Spring, Maryland 20814

Eastern Advisors Capital Group, Ltd.(2)	8,115,259	15.1%
c/o Caledonian Fund Services (Cayman) Limited
Caledonian House
69 Dr. Roy’s Drive
Grand Cayman KY1 - 1102
Cayman Islands

Capital Research Global Investors	3,686,380	6.9%
333 South Hope Street
Los Angeles, California 90071

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Ownership

Non-Officers and Directors Nominees for Director:
Scott Booth (3)	8,575,853	16%
Michael Cascone	-	--

Name of Beneficial Owners	Number of Shares Beneficially Owned	Percentage of Ownership

Executive Officers and Current Directors:
Jeffrey T. Arnold (4)	27,250,727	47.6%
Henry N. Adorno (5)	539,230	*
Gregory M. Swayne (6)	273,083	*
J. David Darnell	34,000	*
Theodore P. Botts (7)	128,274	*
Shawn G. Meredith (8)	29,743	*
Boland T. Jones	28,274	*
Arthur F. Kingsbury	28,274	*
Kai-Shing Tao	28,274	*
Bruce L. Campbell	—	*
All Executive Officers and Directors as a Group (10 people)	28,339,879	52.8%

* Represents less than 1%

(1)	Includes 23,440,727 shares of our common stock and 250,000 exercisable warrants beneficially owned by HowStuffWorks, Inc.

(2)
Based on information contained in Schedule 13G/A filed with the SEC on February 12, 2009 by Eastern Advisors Capital Group, LLC, Eastern Advisors Capital, Ltd. and Scott Booth.  All three report shared voting and dispositive power over the shares.  The address for Eastern Advisors Capital Group, LLC and Scott Booth is 101 Park Avenue, 48th floor, New York, New York 10178.

(3)
Includes 8,115,259 shares of our common stock beneficially owned by Eastern Advisors Capital Group, Ltd., over which Mr. Booth could be deemed to have voting and dispositive power in his capacity as Managing Partner of Eastern Advisors Capital Group.

(4)
Includes (i) 23,440,727 shares of our common stock and 250,000 exercisable warrants beneficially owned by HowStuffWorks, Inc., over which Mr. Arnold could be deemed to have voting and dispositive power in his capacity as Chief Executive Officer of HowStuffWorks, (ii) 3,550,000 shares of our common stock that may be acquired upon the exercise of options and (iii) 10,000 shares owned directly by Mr. Arnold.

(5)
On September 28, 2009, Mr. Adorno resigned as Vice Chairman and Principal Executive Officer of HSW International.  Includes 530,000 shares of our common stock that may be acquired upon the exercise of options and 9,230 shares owned by Mr. Adorno.

(6)	Includes 270,000 shares of our common stock that may be acquired upon the exercise of options and 3,083 shares owned by Mr. Swayne.

(7)	Includes 100,000 shares of our common stock that may be acquired upon the exercise of options and 28,274 shares owned by Mr. Botts.

(8)	Includes 26,667 shares of our common stock that may be acquired upon the exercise of options and 3,076 shares owned by Ms. Meredith.

COMPENSATION MATTERS

Compensation of Directors

Our certificate of incorporation and bylaws specifically grant to our board of directors the authority to fix the compensation of the directors.  For 2008 service, we paid our non-executive directors the amounts set forth in the following table:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)(2)
Jeffrey T. Arnold	$0	$0	$402,500	$0	$402,500
Theodore P. Botts	$20,000	$35,000	$0	$0	$55,000
Boland T. Jones	$15,000	$35,000	$0	$0	$50,000
Arthur F. Kingsbury	$17,500	$35,000	$0	$0	$52,500
Kai-Shing Tao	$17,500	$35,000	$0	$0	$52,500
(1)	Includes annual retainers for members of the Board of Directors and retainers for the chairman of each of the Audit, Compensation and Nominating Committees.
(2)
Bruce L. Campbell and Jeffrey T. Arnold received no compensation as directors because they are employed by Discovery, which owns approximately 43% of our shares.  Mr. Arnold received all of his compensation pursuant to his Consulting Agreement, described below.

On March 10, 2008, our board of directors adopted a Director Compensation Plan for the year ended December 31, 2008, for its independent directors. Such plan provides for the following:

Annual cash retainer	$15,000
Annual restricted stock grant value	$35,000
Total annual compensation	$50,000

In addition, the Chairs of our Compensation and Nominating and Governance Committees each receives additional cash compensation of $2,500 per year, and the Chairman of our Audit Committee receives additional compensation of $5,000 per year.  We also reimburse all directors for HSWI-related travel expenses in accordance with our Company-wide policy.

The terms for the payment of our independent director compensation include the following:

•           Cash retainers are paid quarterly in arrears.

•           Restricted stock is granted at the beginning of the year in an amount then equal to the specified cash value determined as the average of the first 15 trading days of the year, resulting in a per share value for our 2008 grant of $4.23.

•           Restricted stock vests in full on December 31 of the year of grant, contingent upon the recipient having attended at least 75% of board meetings held during the year; otherwise, vesting will be pro rated based on attendance.

On March 10, 2008, our independent directors, namely Messrs. Botts, Jones, Kingsbury and Tao, each received 8,274 shares of restricted stock per the director compensation plan described above.

Compensation Discussion and Analysis

Introduction

The Compensation Committee of the Board of Directors approves all compensation and awards to the individuals included on the Summary Compensation Table (the “named executive officers”).  Annually, the Compensation Committee reviews the performance and compensation of the principal executive officer (“PEO”) and, following discussions with the PEO and, where it deems appropriate, other advisors, establish any modifications to executives’ compensation levels for the subsequent year. For the remaining named executive officers, the PEO makes recommendations to the Compensation Committee for approval.

The Compensation Committee met eleven times in 2008. The Compensation Committee’s charter provides that it will (i) develop, approve, and report to the Board regarding the Company's overall compensation philosophy and strategy, (ii) establish corporate goals and objectives relevant to PEO compensation, evaluate the PEO’s performance in light of those goals and objectives, and determine and approve the PEO’s compensation level based on this evaluation, (iii) review and approve the compensation structure for the other executive officers and review and approve the PEO’s recommendations with respect to executive officer compensation, (iv) oversee PEO and executive succession planning and development, and (v) make recommendations to the Board with respect to director compensation. In addition to the committee members, in the past the PEO and other officers from the Company have been asked to attend meetings from time to time as the committee deems appropriate. The Compensation Committee makes reports to the full Board of Directors based on its activities and, for certain activities, such as the determination of Board of Directors compensation, the Compensation Committee will make recommendations to the full Board for approval.

Executive Compensation Philosophy and Objectives

We work to attract and retain proven, talented executives who we believe will help to put us in the best position for growth and to meet our Company’s objectives. We attempt to recruit executives with technology, internet, media or other experience that we believe is transferable to our business with the expectation that they will share their knowledge to create and develop a successful organization. We strive to provide our named executive officers with a compensation package that is competitive for a given position in our industry and geographic region. The purpose of our executive compensation program is to provide incentives for our executives to meet or exceed expectations. We believe our compensation objectives are achieved through a combination of base salary, incentive bonus, equity compensation and other benefits. With the exception of equity, or stock-based compensation, the compensation is paid in cash.

Our stock-based compensation provides a means for our executives to obtain a degree of ownership of our Company in an attempt to align corporate and individual goals. The issuance of equity compensation is generally not based on performance but rather a component of each officer’s total compensation package. As bonuses are based on both individual and company-wide performance and objectives, we offer a market-competitive base salary for executive positions so as to mitigate the volatility we may experience in our equity pricing. It is our philosophy that bonuses are to be used to provide an added incentive to meet additional objectives which exceed ordinary expectations and not as salary itself.

Elements of Compensation

During 2007 and 2008, the compensation packages for our named executive officers included three principal elements:  base salary; performance based (or guaranteed) cash bonuses; and long-term equity incentive awards.

Base Salary Base salary for our executives is determined based on the specific level and experience of the executive and responsibilities of a position. Generally, the goal is to achieve a salary that is competitive with the salary for similar positions in similar industries within our Company’s geographic region. Salaries are reviewed during the annual review process when an increase, if any, is determined. Any increase in salary for the named executive officers is subject to Compensation Committee approval. In addition, base salaries may be adjusted, on occasion at the Compensation Committee’s discretion, to realign a particular salary or salaries with current market conditions.  Prior to his relocation to Atlanta in 2008, we paid Mr. Adorno an annual salary of $225,000 and a living expense allowance of $180,000 per year.  Upon his move, we eliminated the living expense allowance and increased his base salary by $180,000.

Incentive Bonus We use bonuses to provide an added incentive to meet additional objectives which exceed ordinary expectations. For 2008, the target bonuses were based on certain stretch goals reflecting operational and financial key performance indicators of our Company.

On August 12, 2008, our Board of Directors adopted the 2008 Executive Compensation Plan (“Plan”).  The purpose of the Plan was to promote the interests of our company by motivating our key employees to execute upon and achieve our business plan and to retain key employees.

The Plan established a bonus pool consisting of an aggregate of 30,769 restricted shares of our common stock, 100,000 options to acquire shares of our common stock and $100,000, which is to be used as a tax offset for the equity portion of the Plan.  The shares of restricted stock and shares issuable under the options granted under the Plan will be issued out of the shares available under our 2006 Equity Incentive Plan.  Six key employees participated in the Plan, including our former Vice Chairman, Henry Adorno, our Chief Executive Officer, Gregory Swayne, and our Chief Financial Officer, Shawn Meredith.

The performance criteria are tied to foreign website development, activity and revenue during 2008. Each criterion achieved caused 33.4%, 33.3% and 33.3%, respectively, of the bonus pool to vest. As only the foreign website development criteria was met during 2008, only 33.4% of the bonus pool vested and was paid to the key employees.

Long-term Equity Incentive Awards Granting stock options encourages our executives to focus on our Company’s future success. The Company issues grants for stock options under the 2006 Equity Incentive Plan adopted April 31, 2006.  The number of grants recipients receive is generally based on their particular position within the Company.  All grants require the approval of the Compensation Committee of our Board.  In the event of a change in control in HSW International, any unvested options held by each of our named executive officers will fully vest on the date of the change of control.

Payments in connection with a change of control or termination

We have provided protections to Mr. Darnell by including severance provisions in his employment agreement.  Severance payments will only be paid in the event that we terminate Mr. Darnell without cause as defined in his employment agreement.  In the event of a change in control in HSW International, any unvested options held by each of Messrs. Arnold, Adorno and Swayne and Ms. Meredith shall fully vest on the date of the change of control.

Summary Compensation Table

The following table sets forth information concerning the compensation awarded to, earned by, or paid for services rendered to us and our subsidiaries in all capacities during the years ended December 31, 2007 and December 31, 2008 by (1) our principal executive officer, (2) our two most highly compensated executive officers other than the principal executive officer who were serving as executive officers at the end of the last completed fiscal year, and (3) an additional individual for whom disclosure would have been provided but for the fact that he was not serving as an executive officer of HSWI at the end of the last completed fiscal year.  The officers listed on the table set forth below are referred to collectively in this annual report as the “Named Executive Officers”.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)

Henry N. Adorno
Vice Chairman and	2008	$405,012	$10,020	$32,064		$447,096
Principal Executive Officer	2007	$225,000		$944,550	$180,000	$1,349,550

J. David Darnell
Chief Financial Officer – Retired (3)	2008	$131,250			$300,000	$431,250
	2007	$187,500	$25,000			$212,500

Gregory M. Swayne
President and Chief Operating Officer	2008	$225,000	$10,020	$32,064		$267,084
	2007	$158,855		$377,820		$536,675

Shawn G. Meredith
Chief Financial Officer (4)	2008	$125,939	$3,340	$111,938		$241,217

(1)	Mr. Adorno resigned as Vice Chairman and Principal Executive Officer on September 28, 2009. At that time, Mr. Swayne became the our Chief Exectutive Officer.
(2)	Henry N. Adorno’s Other Compensation consisted of a living expense allowance. J. David Darnell’s Other Compensation consisted of a $200,000 severance payment and $100,000 of consulting fees.

(3)
J. David Darnell’s 2007 compensation includes compensation paid by INTAC.  Mr. Darnell retired as our Chief Financial Officer effective July 31, 2008.  We entered into a six month consulting agreement with Mr. Darnell ending January 31, 2009.  Mr. Darnell was paid $20,000 per month in exchange for his services.

(4)	Shawn Meredith was appointed Chief Financial Officer on August 12, 2008.

 Outstanding Equity Awards at Year-End 2008

The following table provides information about the number and value of unexercised options for the named executive officers as of December 31, 2008.  No named executive officers exercised any stock options during fiscal years 2008 or 2007 and no SARs have been granted.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date

Henry N. Adorno	194,444	55,556	$6.50	August 23, 2016
Henry N. Adorno	194,444	55,556	$7.10	October 10, 2017
Henry N. Adorno	—	10,020	$3.25	August 12, 2018
Gregory M. Swayne	77,778	22,222	$6.50	August 23, 2016
Gregory M. Swayne	77,778	22,222	$7.10	October 10, 2017
Gregory M. Swayne	—	10,020	$3.25	August 12, 2018
J. David Darnell	150,000	—	$3.50	July 29, 2012
Shawn G. Meredith	—	25,000	$3.80	May 28, 2018
Shawn G. Meredith	—	25,000	$3.25	August 12, 2018
Shawn G. Meredith	—	3,340	$3.25	August 12, 2018

Consulting and Employment Agreements

Darnell Employment Agreement

On June 11, 2002, INTAC entered into an employment agreement with J. David Darnell to serve as INTAC’s senior vice president and chief financial officer.  The initial term of the agreement was effective through June 11, 2005. The agreement automatically renewed for successive one-year periods unless INTAC permitted the agreement to expire upon the giving of written notice to Mr. Darnell at least 365 days prior to the expiration of the original term or any successive term.  Under the agreement, Mr. Darnell received an annual base salary, most recently of $225,000, and a guaranteed annual cash bonus of $25,000.  The agreement with Mr. Darnell was terminable by INTAC at any time for cause.  However, if Mr. Darnell’s employment was terminated by INTAC without cause, INTAC was obligated to pay Mr. Darnell compensation earned through the date of termination plus a severance payment equal to 12 months base salary from the date of termination payable as if he had remained an employee of INTAC plus the amount of the guaranteed annual cash bonus that would have accrued had he remained with INTAC through the first anniversary of the date of termination.  If Mr. Darnell’s employment was terminated for cause, by mutual agreement, or upon death or disability, he was to be paid his annual base salary and a lump sum payment for all earned and unused benefits, in each case through the date of termination, plus his annual guaranteed cash bonus earned as of the date of termination (prorated for any year less than a full calendar year), and any vested pension or retirement plan. Cause was defined in the agreement as (i) the failure by Mr. Darnell to substantially perform his duties as outlined in the agreement or to follow the reasonable directions of the Board of Directors after demand for substantial performance is delivered by the Board;  (ii) Mr. Darnell engaging in conduct that is materially injurious to HSWI, monetarily or otherwise; (iii) Mr. Darnell engaging in criminal conduct or conduct constituting moral turpitude; or (iv) Mr. Darnell engaging in employment practices which violate federal, state or local law.  Mr. Darnell voluntarily resigned from INTAC and HSWI effective July 31, 2008 and received severance of $200,000.

Arnold Consulting Agreement Amendment

On September 22, 2008, we amended the consulting agreement with Mr. Arnold that we originally entered into on August 23, 2006.  The amendment extended the term of the consulting agreement through May 31, 2009, and provided as compensation for the extended service term a grant to Mr. Arnold of a five-year option to acquire 350,000 shares of our common stock.  We agreed with Mr. Arnold that the options would have a per share exercise price of $3.68, which represents the price at which we had most recently sold shares to investors, and was higher than the market closing price on the date of grant, September 22, 2008.  The options vested at the end of the amended term, May 31, 2009.

The consulting agreement permits Mr. Arnold to engage in non-competitive employment or consulting activities, including specifically activities for and on behalf of HowStuffWorks.  Mr. Arnold is prohibited from competing with us in our territories during the term of the consulting agreement and for a period of one year thereafter.  The consulting agreement provides that Mr. Arnold is obligated to notify either HowStuffWorks or us of any corporate opportunities that may benefit us as well as HowStuffWorks, and HowStuffWorks and we will thereafter determine how to act upon such opportunity.

As compensation for the initial term of his consulting services, we granted Mr. Arnold a ten-year option to acquire 3,000,000 shares of HSW International's common stock, which grant was made on August 23, 2006.  The consulting agreement also provided that we grant options to acquire an additional 1,000,000 shares to one or more individuals in the eligible grantee group, which includes Mr. Arnold.  The consulting agreement further provided that Mr. Arnold shall recommend to us a suggested manner of allocating the additional options, and we granted 1,000,000 options based on Mr. Arnold’s suggestion on August 23, 2006.  All of the options granted under the initial term of the consulting agreement have a per share exercise price of $6.50, the fair market value on the date of grant.  All of these initial 4,000,000 options have vested in full.

In the event that Mr. Arnold was terminated for cause under the consulting agreement, any unvested options would have terminated with the termination of the consulting agreement.  Cause is defined in the consulting agreement as (i) conviction of, or plea of nolo contendere to, a felony that results in material damage to our business or reputation, (ii) gross misconduct that results in material damage to our business or reputation, (iii) act of dishonesty or fraud in connection with the performance of his responsibilities with the intention that such act results in improper and substantial personal enrichment, (iv) violation or breach of any contractual duty that results in substantial monetary harm to us or any fiduciary duty owed to us.  Cause shall not exist under (iv) if such act is done by Mr. Arnold in the good faith belief that it would be beneficial to us or failure to act is done in the good faith belief that the act would be materially harmful to us.

If a change of control (as defined in our equity incentive plan) of the company occurred during the term of the consulting agreement, any unvested options would have fully vested as of the date of the change in control.  To the extent vested, the options shall be irrevocable and may be exercised by Mr. Arnold’s heirs or estate.

Swayne Employment Agreement

Mr. Swayne’s employment is governed by a Letter Agreement dated September 28, 2009 with a term of three years.  Mr. Swayne’s initial base salary is $275,000 per year and will increase to $300,000 per year effective January 1, 2010, and will be reviewed annually beginning in 2011 by the Board for any discretionary merit-based increases.  Mr. Swayne will receive options to purchase 410,000 shares of HSW International’s common stock upon subsequent action by the Board, representing the entirety of the options Mr. Swayne will receive during the term of his employment under the Letter Agreement.  Fifty thousand of the options will vest immediately upon the grant, and the remainder will vest ratably over a period of three years.  All options vest automatically upon a change of control, as defined in the Letter Agreement.  The Letter Agreement also contains non-compete and non-solicitation covenants.  If HSW International terminates Mr. Swayne’s employment without cause (as defined in the Letter Agreement) and Mr. Swayne executes a release acceptable to HSW International, Mr. Swayne will be entitled to amounts earned or vested as of his termination date, plus his base salary in effect as of his termination date and certain continuing medical benefits for a period of (a) 12 months if he is terminated prior to October 1, 2010, (b) nine months if he is terminated between October 1, 2010 and September 30, 2011, or (c) six months if he is terminated between October 1, 2011 and the end of the term of the employment agreement.

Adorno Resignation and Release Agreement

In connection with Mr. Adorno’s resignation, HSW International entered into a Confidential Separation and Release Agreement with him, dated as of September 28, 2009, pursuant to which Mr. Adorno will perform such duties as HSWI reasonably requests at his current base salary until December 31, 2009.  The agreement includes a mutual release of claims.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:       THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Kai-Shing Tao, Chair
Theodore P. Botts
Arthur Kingsbury

Compensation Committee Interlocks and Insider Participation

Kai Shing-Tao, Theodore P. Botts, and Arthur Kingsbury served as members of our Compensation Committee during 2008.  None of these individuals was at any time during 2008 or at any other time an officer or employee of HSWI.  No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

RELATED PARTY TRANSACTIONS

Our policy regarding transactions with management is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties.  All transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Contribution Agreements

Pursuant to the terms of two contribution agreements, HowStuffWorks contributed content owned by or licensed to HowStuffWorks to us by granting to us a perpetual, fully paid, royalty-free, sublicensable, exclusive license in certain territories. The content specifically consists of the right to render Chinese and Portuguese translations of, the right to publish or use any or all actual renderings in the translated languages and all such actual renderings of, such licensed and sublicensed content, including derivative works, solely in digital and/or electronic form. All sublicensed content is subject to the terms, conditions and restrictions set forth in the applicable third party licenses from which the sublicensed content is sublicensed. HowStuffWorks is the sole and exclusive owner of the licensed content, the applicable third party licensors are the sole and exclusive owners of the applicable sublicensed content and we are the sole and exclusive owner of the content, subject to HowStuffWorks and its licensors’ rights in the underlying content.

HowStuffWorks also granted to us a limited, perpetual, fully paid, royalty-free, non-sublicensable, non-transferable, exclusive license in the territories to (i) use the content solely for purposes of translating it into the translation languages, and (ii) use limited excerpts of the licensed content translated into the translation languages in print format with limited distribution to businesses solely for purposes of marketing, business development, financings and other similar legitimate business purposes, provided that any such limited print excerpts are not distributed publicly.

HowStuffWorks may terminate the licenses in either of the territories upon written notice to us if: (i) we file a petition for bankruptcy or are adjudicated bankrupt; (ii) a petition in bankruptcy is filed against us and this petition is not dismissed within ninety calendar days; (iii) we become insolvent or make an assignment for the benefit of our creditors or an arrangement for our creditors pursuant to any bankruptcy law; (iv) we discontinue the business that is covered by either of the contribution agreements; (v) a receiver is appointed for us or our business; or (vi) we are in material breach of any of the terms or conditions set forth in either of the contribution agreements, which breach remains uncured 30 days after written notice of such breach from HowStuffWorks so long as such material breach was not caused by any action or inaction of HowStuffWorks, and HowStuffWorks did not prevent or limit our attempts to cure such breach.

Update Agreement

Pursuant to the terms of an update agreement, HowStuffWorks will provide all updates (i.e., modifications and new content) to us for our purchase. With respect to updated content that we elect to purchase, HowStuffWorks will grant to us the same license rights as those granted pursuant to the contribution agreements with respect to any updates to the content licensed pursuant to the contribution agreement for a fee equal to (i) one percent per territory of HowStuffWorks’ fully allocated costs directly attributable to producing the updates purchased by us and (ii) HowStuffWorks’ actual cost in transferring the purchased updates to us, plus (iii) five percent of (i) and (ii) above. Sublicensed content restrictions, ownership rights and termination rights are the same as those granted pursuant to the contribution agreements.  HowStuffWorks may suspend its obligation to provide updates to us if we fail to pay any update fee for 90 days after such fee was due or if we become insolvent.

Letter Agreement

Pursuant to the terms of a letter agreement, we had the option to acquire the exclusive digital publishing rights for the content in India and Russia in the local languages on the same terms and conditions as those with respect to China and Brazil under the contribution agreements and the update agreement.  We had the right to exercise this option until April 2, 2009, at which time it expired unexercised.

Trademark License Agreement

A trademark side letter dated April 20, 2006, between HowStuffWorks and HSW International was amended to provide that the license fee will be 2% of HSW International’s net revenue derived from use of the licensed name and marks in the territory, up to a limit of $100,000 annually for the territory, and that HSW International shall have the right to an option to an exclusive license from HowStuffWorks for use of HowStuffWorks’ name and other marks in India and Russia, which right must be exercised at the same time the option contemplated by the India and Russia Side Letter Agreement is exercised and for which the license fee will be 2% of HSW International’s net revenue derived from use of the licensed name and marks in India and Russia, up to an aggregate limit of $100,000 annually for India and Russia.

Stockholders Agreement

Transfer Restrictions. HowStuffWorks may not make or solicit any sale of, or create, incur or assume any encumbrance with respect to, our common stock issued to it pursuant to the asset contribution (referred to as the HowStuffWorks asset contribution stock) during the period ending (i) 12 months after the closing of our merger with INTAC with respect to one-third of the shares of HowStuffWorks asset contribution stock, (ii) 18 months after the closing of the merger with respect to the next one-third of the shares of HowStuffWorks asset contribution stock and (iii) 24 months after the closing of the merger with respect to the remaining one-third of the shares of HowStuffWorks asset contribution stock, except that during the applicable restricted period HowStuffWorks may make or solicit a sale to a permitted transferee.  No sale of HowStuffWorks asset contribution stock to a permitted transferee will be effective if it was a purpose of such transfer to circumvent the restrictions above.

Corporate Governance. HSW International and HowStuffWorks have entered into a First Amendment to Amended and Restated Stockholders Agreement.  HowStuffWorks has the right to designate three directors of HSW International (one of whom shall be an independent director), and HowStuffWorks has the right to designate the chairperson of the Nominating and Governance Committee. All shares of HSW International owned by HowStuffWorks in excess of 45% of the outstanding shares of HSW International as of any applicable record date, if any, shall be voted in exact proportion to the vote of HSW International stockholders other than HowStuffWorks.  HowStuffWorks will have the right to vote in its discretion its shares up to and including 45% of the outstanding shares as of any applicable record date.  The three HowStuffWorks-designated members are Jeffrey Arnold, Arthur Kingsbury and Bruce Campbell.

Additional Content. If we acquire any rights in any text, images, designs, graphics, artwork or other content (referred to in this Proxy Statement as the additional content), we will use commercially reasonable efforts to obtain, as a part of such acquisition, (i) the worldwide digital publishing rights to such additional content and (ii) digital publishing rights for HowStuffWorks in respect of such additional content for use outside the territories ((i) and (ii), referred to as the additional rights). Notwithstanding the foregoing, we will not be required to pay or be obligated to incur additional fees or costs for additional rights obtained for HowStuffWorks unless HowStuffWorks agrees to bear such additional fees and/or costs.

Non-Competition. We agree that, during the term of the stockholders agreement, we will not, and will use our best efforts to cause each of our subsidiaries to not, within the United States, (a) enter into any agreement with, hold any equity or financial interest in, or permit our name or any part thereof to be associated in business with, any person that provides any services or products that compete with any services or products of HowStuffWorks in the United States, or (b) otherwise provide any services or products that compete with any services or products of HowStuffWorks in the United States, except with the prior written consent of HowStuffWorks.

Termination. The stockholders agreement may be terminated by written agreement of all parties with rights under the stockholders agreement, or upon the expiration of (i) all rights created pursuant to the stockholders agreement and (ii) all applicable statutes of limitations applicable to the enforcement of claims under the stockholders agreement, except that our right to participate in other markets transactions and HowStuffWorks’ rights to any additional content will terminate three years after the date of the stockholders agreement. The rights of HowStuffWorks pursuant to the provisions regarding transfer restrictions and corporate governance will terminate on the date HowStuffWorks beneficially owns less than 10% of our common stock on a fully diluted basis. The transfer restrictions will terminate upon a change of control of us or a sale of all or substantially all of our assets.

Registration Rights Agreements

In connection with the merger, we also entered into a registration rights agreement with HowStuffWorks that provides it the right to make three requests to us to register its shares on Form S-3, and unlimited requests to us to include shares on other registration statements filed by us.

Stock Purchase Agreements

In connection with the merger, Ashford Capital Partners, L.P. Inc., which held approximately 5.3% of INTAC’s common stock prior to the merger, purchased 456,621 shares of our common stock for a price per share equal to $6.57, subject to adjustment on the eleventh trading day after the registration statement for their shares became effective. On February 4, 2008, an additional 358,596 shares of our common stock were issued to Ashford Capital Partners, L.P. pursuant to the purchase price adjustment.

In connection with the merger, DWS Finanz-Service GmbH (one of the European investors) agreed to purchase $16 million of our common stock on the eleventh trading day after the registration statement for their shares was declared effective by the SEC. In connection with the closing of such issuance, the purchase amount was reduced to approximately $11 million.  The purchase price for the common stock was the lesser of $6.57 or 90% of the 10 trading day volume weighted average price of our common stock commencing on the first trading day following the date on which the registration statement for the resale of such shares was declared effective by the SEC. The terms of the stock purchase were the same as the other European investors (with one investor subject to an additional provision that if the per share purchase price calculated is greater than the highest trading price of our common stock on the closing date of the purchase, then the per share purchase price will be adjusted to be such highest trading price). Deutsche Bank Aktiengesellschaft , an affiliate of DWS Finanz-Service GmbH, owned approximately 8.8% of INTAC’s common stock prior to the merger.

Sale of the INTAC Legacy Businesses and Related Transactions

    In February and March 2008 we sold two INTAC legacy businesses to Wei Zhou, who was the president and chief executive officer of INTAC, for 5,000,000 of our common shares owned by Mr. Zhou. Simultaneous with the disposition, we sold the 5,000,000 shares we received from Mr. Zhou to the Eastern Advisors funds.  As a result of these and subsequent transactions, Eastern Advisors currently beneficially owns approximately 15.1% of our outstanding stock.

Sharecare Transactions

On October 30, 2009, we entered into and effectuated a series of transactions with Sharecare, Inc.  As a result of these transactions, HSWI received an equity stake in Sharecare, sold substantially all of the assets of its Daily Strength subsidiary to Sharecare, agreed to provide management and website development services to Sharecare, and received a limited license to use the Sharecare Web platform for its own businesses.  Additionally, HSWI issued a promissory note to Sharecare, the majority of which has been offset by services HSWI provided to Sharecare.  Finally, Sharecare assumed certain Daily Strength liabilities, including the earn-out payment of up to $3.525 million under the merger agreement by which HSWI acquired Daily Strength.

Jeff Arnold, Chairman of HSWI’s Board of Directors, is the Chairman and Chief Architect and a significant stockholder of Sharecare.  Additionally, Mr. Arnold is Chairman and CEO of HowStuffWorks, our largest stockholder, and HowStuffWorks is a wholly owned subsidiary of Discovery Communications, Inc., which is a significant stockholder of Sharecare.  The transactions did not require HSWI stockholder approval and HSWI stockholders do not have any statutory appraisal or dissenters’ rights with respect to the transaction.  As described in more detail below under “Background of the Transactions”, HSWI’s Board of Directors established a Special Committee, consisting of three independent directors without any interests in Sharecare, to evaluate and recommend the terms of these transactions to the Board, and the committee retained Hudson Advisory Partners, Inc. as its financial advisor with respect to the transactions, which engagement was subsequently assigned to Ackrell Capital LLC as was contemplated in the engagement letter.  All terms recommended by the Special Committee were unanimously approved by the Board, with Mr. Arnold and Bruce Campbell, President of Digital Media and Business Development for Discovery Communications, abstaining from voting.

As a part of these transactions, we entered into and effectuated an Asset Purchase Agreement under which we sold substantially all of the assets of our subsidiary Daily Strength, Inc. to a wholly owned subsidiary of Sharecare, in exchange for which that subsidiary assumed liabilities of Daily Strength, including the potential earn-out payments under the Merger Agreement dated November 26, 2008, pursuant to which we acquired Daily Strength.  Sharecare additionally agreed to reimburse HSWI for the net operating costs incurred by Daily Strength between October 3 and October 31, 2009, the closing date.  HSWI and Daily Strength agreed in the asset purchase agreement to indemnify Sharecare for a breach of any representation, warranty or covenant contained in the purchase agreement and related transaction documents, and other losses and expenses arising out of the asset purchase agreement, if any.  Sharecare agreed to indemnify HSWI for any claims or liabilities arising out of the assumed liabilities and for a breach of any representation, warranty or covenant contained in the purchase agreement or related transaction documents.

We also entered into a Subscription Agreement for the purchase of 125,000 shares of common stock of Sharecare, representing 20% of the company at the time of purchase.  The aggregate purchase price for the shares was $1,250,000.  In exchange for the shares, HSWI contributed $250,000 worth of development work to Sharecare and issued a Secured Promissory Note to Sharecare in the principal amount of $1,000,000.  The note does not bear interest unless an Event of Default (as defined in the note) occurs.  The note is due and payable in full on October 31, 2010, and may be prepaid at any time without penalty or premium.  For so long as principal amounts remain outstanding under the note, all amounts payable by Sharecare to HSWI pursuant to the Services Agreement, described below, will be applied as prepayments on the note.  As collateral for the payment of the note, HSWI granted Sharecare a security interest in all of its equity securities of Sharecare purchased by HSWI pursuant to the Subscription Agreement.  Subsequent issuances of equity by Sharecare have reduced HSWI ownership percentage in Sharecare to approximately 18%.

In addition, we entered into a Letter Agreement for Services with Sharecare pursuant to which we agreed to perform services related to the design, development, hosting and related services necessary to launch and operate the Sharecare website through our direct activities and management of third party vendors.  Sharecare will pay HSWI for the fully burdened cost of HSWI personnel dedicated to the services and other costs incurred in providing the services plus a fixed monthly management fee.  Sharecare will pay HSWI for services performed since July 1, 2009.  The initial term of the agreement expires on December 31, 2009; thereafter the parties may enter into a new agreement for services, or Sharecare may opt to extend the services for six months to transition to another service provider.

Finally, we entered into a License Agreement with Sharecare and each of ZoCo 1, LLC, Discovery SC Investment, Inc., Oz Works, L.L.C., and Arnold Media Group, LLC pursuant to which Sharecare granted each of the other parties to the agreement a perpetual, fully paid, royalty-free, worldwide, non-transferable, non-exclusive quitclaim license to software, programs, business processes and methodologies developed and owned by Sharecare and deployed into production as the technical platform for the Sharecare website, but expressly excluding the “look and feel” elements of the Sharecare website.  The license includes the right to modify and adapt the technology to create derivative works and to use and combine the technology with other products and material.  No more than twice every six months for five years, each licensee may request from Sharecare, and Sharecare will provide and grant a license to the licensee, all then-existing derivative works of the technology Sharecare has developed.  The licensees may not use the licensed technology in or for the benefit of a business involved in the creation, aggregation, archiving, hosting or distribution of health and wellness information and content.  Sharecare granted the license in return for contributions from each of the licensees of assets valuable to Sharecare in the development and launch of its business.

We described the material terms of these agreements in our Current Report on Form 8-K filed with the SEC on  November 2, 2009, and filed copies of them with our Quarterly Report on Form 10-Q filed with the SEC on November 16, 2009.  You should read those reports and the agreements themselves if you want more details.

Discussion of the Transactions

On May 8, 2009, Jeff Arnold, Chairman of HSWI’s Board of Directors and Chairman and CEO of HowStuffWorks, our largest stockholder, which is a wholly owned subsidiary of Discovery Communications, sent a letter to our then principal executive officer, Vice Chairman of the Board Henry N. Adorno, proposing in general terms a series of transactions between us, Discovery, Mr. Arnold and others regarding Sharecare.  At its meeting on May 18, 2009, HSWI’s Board of Directors discussed this matter in detail, including the potential conflicts of interests involved.  Mr. Arnold and HSWI director Bruce Campbell, who is also President of Digital Media and Business Development for Discovery Communications, disclosed their potential interests in the transactions and recused themselves so that the other directors could discuss these matters outside their presence.  At this meeting, the HSWI Board unanimously voted to establish a Special Committee, consisting of three independent directors without any interests in Sharecare.  Messrs. Botts, Kingsbury and Tao were appointed to this Special Committee to evaluate and negotiate the terms of any transactions with Sharecare.

The Special Committee retained Hudson Advisory Partners, Inc. as its financial advisor which engagement was subsequently assigned to Ackrell Capital LLC as was contemplated in the engagement letter. The Special Committee also engaged Wyrick Robbins Yates & Ponton LLP, our primary outside counsel, to assist with the proposed transactions.  The Special Committee met in person or telephonically over 35 times over the course of the negotiations to consider the proposed terms, with input from HSWI management and its legal and financial advisors.  The full HSWI Board also met three times during the process, receiving updates from the Special Committee and its advisors, and providing input and feedback on the process, negotiations and proposed transactions.

At a September 28, 2009 special meeting, the Board reviewed and discussed in detail the current status of the transaction.  During this Board meeting, the Board was advised by its financial advisor that, provided the transaction would proceed materially along the lines presented, the proposed Sharecare transactions were fair, from a financial point of view, to holders of HSWI stock, other than Discovery and Mr. Arnold. The Board was apprised of the assumptions , limitations and qualifications to which the oral opinion was subject (as described below with regards to the written opinion).

Based on its lengthy deliberative process and analyses of its historical and prospective businesses, the transactions and other alternatives available to it, HSWI’s Board concluded that the Sharecare transactions are in the best interests of all of its stockholders.  The Sharecare transactions, among other things, provide the Company with the following benefits:

•
near-term revenue opportunities from the services aspects of the transactions, particularly if it can negotiate a longer term services arrangement, that could be particularly valuable to HSWI given its history of losses;

•	longer term business opportunities to leverage the technology platform in other vertical markets;

•	potential significant appreciation of its equity interest in Sharecare; and

•	reduced ongoing expense and potential liabilities from DailyStrength, including with respect to potential earn-out payments under the Merger Agreement pursuant to which it acquired DailyStrength.

All terms recommended by the Special Committee were unanimously approved by the Board, with Messrs. Arnold and Campbell abstaining from voting.

The written fairness opinion was approved by the fairness opinion committee of Ackrell and delivered to the Special Committee.

In rendering its opinion, Ackrell assumed and relied upon the accuracy and completeness of the financial and other information supplied or otherwise made available to it by HSWI, Sharecare or any other party, without independent verification, and has further relied upon the assurances of management of HSWI that they are not aware of any facts that would make such information inaccurate or misleading. Moreover, Ackrell has relied upon us to advise promptly if any information previously provided became inaccurate or was required to be updated during the period of Ackrell’s review. In arriving at its opinion, Ackrell neither performed nor obtained any evaluation or appraisal of the assets or liabilities of HSWI. In arriving at its opinion, Ackrell did not attribute any particular weight to the underlying business decision to effect the transaction or the structure, legal or tax consequences of the transaction. Furthermore, Ackrell did not express any opinion as to the fairness of the amount or nature of the compensation and/or benefits to any of the HSWI’s officers, directors or employees including Discovery and Mr. Arnold. Ackrell’s opinion is based upon market, economic, financial, and other circumstances and conditions existing and disclosed to Ackrell as of the date of the opinion.

Ackrell received a fee, including a success fee contingent upon the completion of the transaction, and reimbursement of its expenses from HSWI related to providing its fairness opinion. HSWI has also agreed to indemnify the financial advisor for certain liabilities arising out of its engagement, as well as certain liabilities that could arise out of providing this fairness opinion.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission and Nasdaq.  Officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all such forms that they file.  Based solely on a review of the copies of forms received by HSWI, or written representations from reporting persons, we believe that during 2008, all of our  officers, directors and 10% stockholders complied with applicable Section 16(a) filing requirements, except for the following:

•	Discovery Communications, Inc.’s initial report on Form 3 was due on January 2, 2008 and was filed on January 4, 2008;
•
Eastern Advisors Capital Group LLC’s initial report on Form 3 was due on March 14, 2008 and was filed on March 26, 2008, and its Form 4 reporting purchases of an aggregate of 521,000 shares of our Common Stock on March 20, 2008 was due on March 24, 2008 and filed on March 31, 2008;

•
Gregory M. Swayne’s initial report on Form 3 was due on October 15, 2007 and his Form 4 reporting the grant of 100,000 stock options on October 10, 2007 was due on October 12, 2007, both of which were filed in April 2008; and

•	Henry N. Adorno’s Form 4 reporting the grant of 250,000 stock options on October 10, 2007 was due October 12, 2007 and was filed in April 2008.

AUDITOR AND AUDIT COMMITTEE MATTERS

Our Audit Committee is currently composed of the following three directors, all of whom are independent directors as defined in Rule 4200(a)(14) of the Nasdaq listing standards and Rule 10A(m)(3) of the Exchange Act: Theodore P. Botts (Chair); Boland T. Jones; and Arthur Kingsbury.  The Board of Directors has determined that Mr. Botts qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which has been filed with the SEC and is available under the Corporate Governance section on our website at www.hswinternational.com.

Audit Committee Report

Grant Thornton LLP served as our independent registered public accounting firm for 2008 and audited our consolidated financial statements for the year ended December 31, 2008.  The Audit Committee of our Board of Directors has (1) reviewed and discussed the audited financial statements with management and with Grant Thornton, (2) discussed with Grant Thornton the matters required to be discussed by the Statement on Auditing Standards No. 61, and (3) received the written disclosures and the letter from Grant Thornton required by the Independence Standards Board Standard No. 1, and has discussed their independence with Grant Thornton.  Our Audit Committee has considered whether and determined that the provision of the non-audit services rendered to us during 2008 was compatible with maintaining the independence of Grant Thornton LLP.  Based upon these discussions, reviews, considerations and determinations, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the  year ended December 31, 2008 and filed with the SEC.

Submitted By:       THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Theodore P. Botts, Chair
Boland T. Jones
Arthur Kingsbury

Changes in Certifying Accountant

As previously reported, effective June 19, 2009, the Company dismissed our independent registered public accounting firm Grant Thornton LLP.  Grant Thornton had been our independent registered public accounting firm since September 19, 2007. Grant Thornton’s report to our financial statements did not contain any adverse opinion, or disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles.  In connection with their audit of our financial statements during the fiscal years ended December 31, 2008 and 2007 and through June 19, 2009, there were no disagreements between us and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused them to make reference thereto in their report on our financial statements. Grant Thornton furnished us with a letter addressed to the Securities and Exchange Commission stating that it agrees with the above statements. A copy of that letter was filed as an exhibit to our Current Report on Form 8-K dated June 19, 2009.

On June 19, 2009, the Company engaged PricewaterhouseCoopers LLP as its independent registered public accounting firm. During the fiscal years ended December 31, 2008 and 2007 and through June 19, 2009, neither the Company, nor anyone on its behalf, consulted PricewaterhouseCoopers LLP regarding: (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the our financial statements, which consultation resulted in the providing of written or oral advice concerning the same to us that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Rule 304(a)(1)(iv) of Regulation S-K promulgated under the Securities Act of 1933, as amended) or a reportable event (as defined in Rule 304(a)(1)(v) of Regulation S-K).

Summary of Auditor Fees and Pre-Approval Policy

Our Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages the auditors, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. All of the auditor fees for the last two years, as detailed below, were pre-approved by the Audit Committee or full Board. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.

The following table summarizes the aggregate fees billed for professional services rendered to HSWI by Grant Thornton LLP in 2007 and 2008.  A description of these various fees and services follows the table.

	2007	2008
Audit Fees	$654,094	$299,531
Audit-Related Fees	$21,646	$—
Tax Fees	$—	$—
All Other Fees	$—	$—
Total	$675,740	$299,531

Audit Fees

The aggregate fees billed to us by Grant Thornton LLP in connection with the annual audit, for the reviews of HSWI’s financial statements included in the quarterly reports on Form 10-Q, and for other services normally provided in connection with statutory and regulatory filings, were approximately $654,094 for 2007 and $299,531 for 2008.

Audit-Related Fees

The aggregate fees billed to us by Grant Thornton LLP for audit-related services were approximately $21,646 for due-diligence-related services in 2007.  Grant Thornton LLP did not provide audit-related services for 2008.

Tax Fees

Grant Thornton LLP did not provide tax-related services for 2007 or 2008.

All Other Fees

We did not engage Grant Thornton LLP for any services other than those listed above during 2007 or 2008.

OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: December __, 2009

HSW INTERNATIONAL, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of HSW International, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated December _, 2009, and hereby appoints Jeffrey T. Arnold and Bradley T. Zimmer each as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of HSW International, Inc., to be held on Thursday, December 17, 2009 at 11:00 a.m.., Eastern time, at the offices of HSW International, Inc. located at One Capital City Plaza, 3350 Peachtree Road, Suite 1600, Atlanta, Georgia and any adjournment(s) thereof, and to vote all common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees.

	FOR	WITHHOLD

01 – Jeffrey T. Arnold	☐	☐

02 – Scott Booth	☐	☐

03 – Theodore P. Botts	☐	☐

04 – Michael Cascone	☐	☐

05 – Boland T. Jones	☐	☐

06 – Arthur Kingsbury	☐	☐
07 – Gregory Swayne	☐	☐
08 – Kai-Shing Tao	☐	☐

Issues

2.
Proposal to authorize the Board to implement, in its discretion, a reverse stock split of our outstanding shares of common stock with a range of one-half of a share to one-tenth of a share for each outstanding share of common stock, and to file an amendment to our Amended and Restated Certificate of Incorporation to effect such a reverse stock split.

☐ FOR      ☐ AGAINST      ☐ ABSTAIN

3.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009.

☐ FOR      ☐ AGAINST      ☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon any other matters that properly come before the meeting and at any adjournment(s) thereof.

I plan to attend the meeting in person:  ______.

Authorized signatures – Sign here – This section must be completed for your instructions to be executed.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, (2) FOR THE AUTHORIZATION OF THE BOARD TO IMPLEMENT, IN ITS DISCRETION, A REVERSE STOCK SPLIT OF OUR OUTSTANDING SHARES OF COMMON STOCK, (3) THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009, AND (4) IN THEIR DISCRETION AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

Such attorney or substitute (if present and acting at said meeting or any adjournment(s) thereof) shall have and may exercise all of the powers of said attorney-in-fact hereunder. The undersigned revokes any prior proxy at the meeting and ratifies all that said attorneys and proxies, or any of them, may lawfully do by virtue hereof.  The receipt of the notice of Annual Meeting of stockholders and proxy statement is hereby acknowledged.

Dated: ______________________________________________________________, 2009

Signature:

Signature:

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

MARK THIS BOX WITH AN X IF YOU HAVE MADE CHANGES TO YOUR NAME OR ADDRESS DETAILS ABOVE 